Exhibit 99.1

Intersect ENT Reports First Quarter 2016 Results

Revenue Increased 25% Year Over Year; Gross Margin at 81%

MENLO PARK, Calif.—May 5, 2016 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the first quarter ended March 31, 2016.

•	First quarter 2016 revenue was $16.7 million, representing a 25% increase over the first quarter 2015.

•	First quarter 2016 gross margin was 81% compared to 79% in the first quarter 2015.

During the first quarter of 2016, Intersect ENT also achieved several milestones, including:

•	Received approval from the U.S. Food and Drug Administration (FDA) for an expanded indication for the PROPEL® mini steroid releasing sinus implant to treat patients undergoing frontal sinus surgery. This expanded indication allows Intersect ENT to market placement of PROPEL mini in the frontal sinuses.

•	Received NUB (NeueUntersuchungs und Behandlungsmethoden) Status 1 from the German Institute for the Hospital Remuneration System, for mometasone furoate implants for 2016. The NUB process supports the initial introduction of new and innovative medical products by allowing a limited number of participating hospitals to receive reimbursement. NUB Status 1 is the highest priority designation available, and was only assigned to a minority of product submissions for 2016 reimbursement approval.

•	Continued enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

•	Completed enrollment of the second cohort of patients in the PROGRESS study. This phase of the PROGRESS study is an 80-patient prospective randomized blinded multicenter trial designed to assess the safety and efficacy of NOVA in the frontal sinuses. NOVA is a steroid releasing implant designed to mechanically prop sinuses open while delivering anti-inflammatory medication following surgical interventions such as sinus surgery in the operating room or in-office sinus dilation.

•	Expanded management team with the addition of David Lehman as General Counsel.

“We were pleased to deliver a number of value-driving milestones during the first quarter, including approval of a new indication for PROPEL mini and accomplishments supporting future growth via new markets and new products,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “Our Q1 PROPEL revenue showed solid growth over last year, and we look forward to continuing to partner with physicians to expand their adoption and usage of PROPEL.”

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 increased 25% to $16.7 million from $13.4 million for the same period of 2015. This increase is attributable to higher unit sales via the acquisition of new accounts and driving adoption with existing customers. Gross margin for the first quarter of 2016 was 81%, up from 79% for the same period of 2015. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes and increased production efficiency.

R&D expenses increased by 35%, to $4.5 million for the first quarter of 2016 from $3.3 million for the same period of 2015. This increase resulted largely from the company expanding its clinical trials. SG&A expenses increased by 38%, to $17.4 million for the first quarter of 2016 from $12.6 million for the same period of 2015. This increase resulted primarily from an increase in sales headcount.

Net loss for the first quarter of 2016 was $8.2 million compared to $5.3 million for the same period of 2015. First quarter 2016 basic and diluted net loss per share was $0.29 per share compared to $0.23 per share for the same period of 2015.

Cash, cash equivalents and short-term investments totaled $117.0 million as of March 31, 2016.

2016 Outlook

Intersect ENT continues to project revenue for 2016 in the range of $78-$80 million. The company is also maintaining its outlook for gross margins in the range of 80-81%, operating expense of approximately $92 million, and net use of cash of approximately $25 million for the year. (“net use of cash” is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at December 31, 2016 and the actual balances at December 31, 2015.)

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s first quarter 2016 results and business outlook. To access the conference call via the internet, go to the “Investors” section of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10084036. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, which have been clinically proven to improve surgical outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is developing a pipeline of steroid releasing implants designed to provide ENT physicians with options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition that can lead to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The NOVA and RESOLVE implants are investigational products and are not available for sale.

For additional information on the company or the products including risks and benefits please visit www.intersectENT.com.

INTERSECT ENT® and PROPEL® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline and Intersect ENT’s 2016 revenue, gross margin and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$16,692	$13,372
Cost of sales	3,210	2,792

Gross profit	13,482	10,580
Gross margin	81%	79%

Operating expenses:
Selling, general and administrative	17,393	12,620
Research and development	4,495	3,326

Total operating expenses	21,888	15,946

Loss from operations	(8,406)	(5,366)
Interest and other income (expense), net	185	28

Net loss	$(8,221)	$(5,338)

Net loss per share, basic and diluted	$(0.29)	$(0.23)

Weighted average common shares used to compute net loss per share, basic and diluted	28,207	23,488

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$117,005	$124,300
Accounts receivable, net	9,467	11,468
Inventory	4,933	3,949
Prepaid expenses and other current assets	1,767	1,495

Total current assets	133,172	141,212
Property and equipment, net	3,395	3,183
Other non-current assets	253	240

Total assets	$136,820	$144,635

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,863	$1,908
Accrued compensation	7,064	9,588
Other current liabilities	1,418	1,574

Total current liabilities	11,345	13,070
Deferred rent	1,282	1,334

Total liabilities	12,627	14,404
Total stockholders’ equity	124,193	130,231

Total liabilities and stockholders’ equity	$136,820	$144,635